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EXHIBIT 24(B)3(V)

         AMENDMENT TO GENERAL AGENT AND BROKER-DEALER SELLING AGREEMENT

WHEREAS, John Hancock Life Insurance Company (U.S.A.) and John Hancock Distributors, L.L.C. ("we' or "us") have entered into a Selling Agreement with Broker-Dealer and General Agent ("you" or "your") for the sale of group and individual variable annuities;

WHEREAS, the Selling Agreement provides that we may amend the Selling Agreement by sending written notice of a proposed amendment to you, and you shall be deemed to have accepted the proposed amendment by submission of any annuity application on or after the fifth business day after the date on which it was sent;

WHEREAS, the purpose of this Amendment to the Selling Agreement is to describe the relationship you will have with us in connection with our Guaranteed Income For Life (GIFL) Rollover Annuity and Individual Retirement Account ("IRA") Rollover Program ("Rollover Program");

WHEREAS, the Rollover Program is separate and distinct from your sales as broker-dealer of record for group annuity contracts to fund ERISA qualified 401(k) retirement plans or individual annuity contracts to fund IRAs. You will not have any obligation to determine the suitability of any annuity purchases by your clients under this Rollover Program.;

WHEREAS, certain of your customers have established a relationship with us pursuant to their investments in a 401(k) plan;

WHEREAS, beneficiaries and participants of the 401(k) plan may, upon certain events, request complete withdrawals or terminations of their interests in the 401(k) plan ("Terminating Participants");

WHEREAS, we will provide certain educational and other information to such Terminating Participants, and we and our affiliates may facilitate the funding of a rollover IRA for such Terminating Participants with the GIFL Rollover Annuity;

WHEREAS, we recognize your role as Broker-Dealer of record for the 401(k) plan and as a current or potential source of business for additional 401(k) plan business that generates prospects for the Rollover Program; and

WHEREAS, we wish to set forth the rights, duties and obligations with respect to the Rollover Program.

NOW, THEREFORE, the parties hereby amend the Selling Agreement as follows:

     1. DEFINED TERMS

     Capitalized terms used in this Amendment that are not defined in this Amendment shall have the meaning ascribed to them in the Selling Agreement and any prior supplement or amendment.

     2. PARTICIPATION IN THE ROLLOVER PROGRAM

     Under the Rollover Program, we will offer the GIFL Rollover Annuity to certain Terminating Participants who already own GIFL in their John Hancock 401k plan and need a portability solution to maintain their benefit. For participant rollovers handled through our Rollover Education Center, John Hancock Distributors, LLC will serve as the broker-dealer of record on any sales of the GIFL Rollover Annuity under this Rollover Program. You will not have any obligation to determine the suitability of any annuity purchases by your clients under this Rollover Program. For purposes of this Amendment, the term "your client" shall mean any Terminating Participant who participated in a 401(k) plan funded by a John Hancock group annuity contract for which you served as broker-dealer or agent of record. We will only offer the services under the Rollover Program to Terminating Participants who are your clients if they hold 401(k) balances of $75,000 or less, or, at your direction, for certain of those with account balances that exceed $75,000. When the Terminating Participant's balance exceeds $75,000, or a higher amount set by you and agreed to by the Terminating Participant, the Terminating Participant will be referred out to the Registered Representative on record for the plan.

     3. COMPENSATION

     We recognize the contribution that you have made to the development of the GIFL Rollover Program pursuant to this Agreement. We agree to pay you compensation for those Terminating Participants who are your clients and purchase the GIFL Rollover Annuity under the Rollover Program ("Rollover Compensation"). We will pay your Rollover Compensation at an annual rate of
     0.25 percent of your clients' assets invested in the GIFL Rollover Annuity under the Rollover Program. Such payments shall be made to you at least quarterly in arrears, and shall be your sole compensation related to the Rollover Program.

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     If, a Contract is tendered for redemption within seven business days after acceptance of the rollover application or, for any reason, our sale of the GIFL Rollover Annuity to fund an IRA under the Rollover Program is reversed, you shall not be entitled to receive or retain any of the Rollover Compensation on such sales and shall pay to us on demand in full the amount of the Rollover Compensation received by you in connection with such sale. We may also withhold and retain from the amount of the Rollover Compensation a sum sufficient to discharge any amount due and payable by you to us.

     The Rollover Compensation is not related in any way to sales-based or asset-based payments you may earn pursuant to the Selling Agreement or to a supplemental agreement to the Selling Agreement for the sale of individual variable annuity contracts. Your clients' investments in the GIFL Rollover Annuity shall not be included in any calculation of your Marketing Support payments.

     We do not have any obligation to continue to pay the Rollover Compensation to you after termination of the Selling Agreement.

     IN WITNESS WHEREOF, we have executed this notice of Amendment and provided it to you as required under the Selling Agreement, to be effective as of ____________, 2008.

                                        JOHN HANCOCK LIFE INSURANCE COMPANY
                                        (U.S.A.)

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                                        By:
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                                        Title:
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                                        JOHN HANCOCK DISTRIBUTORS, L.L.C.

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                                        By:
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                                        Title:
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